Exhibit 10.17

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

400 Park Avenue, 12th Floor New York, NY 10022	800.687.1500 cartiga.com

40.7831° N, 73.9712° W

March 5, 2026

James Brady
[ ]

[ ]

jim.brady@cartiga.com

Dear Jim,

This letter agreement (this “Letter Agreement”) restates and supersedes in its entirety as of the date hereof that certain letter agreement dated as of November 8, 2023 (the “Prior Letter Agreement”) by and between you and Cartiga, LLC (together with its subsidiaries and their respective successors and assigns, “Cartiga” or the “Company”).

1.	Position: Effective as of the date hereof, you hereby tender your voluntary resignation from the position of Executive Vice President, Head of Commercial Funding of the Company and any and all positions held immediately prior to the execution of this Agreement as an officer or as a member of the board of managers of any direct or indirect subsidiary of the Company. You acknowledge that such resignation is not the result of any disagreement with the Company on any matter relating to its accounting, operations, policies or practices. Effective as of the date hereof, you are hereby appointed to the position of Co-Head, Commercial Division of the Company.

2.	Responsibilities: As of the date hereof, you will continue to report to the Company’s Chief Executive Officer. You will have such duties, and the related power and authority, commensurate with your position and as may be reasonably and appropriately assigned by the Chief Executive Officer. Without limiting the foregoing, your near-term duties and responsibilities shall include, but not be limited to, assisting the Company in the transition of the Company’s Commercial Division Credit, Servicing, Collections and Portfolio Management functions over the next six (6) months to separate and independent oversight.

3.	Base Salary: As a salaried, exempt employee your rate of pay effective as of March 9, 2026 will be $350,000 (three hundred fifty thousand dollars) annually, less applicable payroll deductions, taxes and other withholdings as required by law and the policies of the Company. This pay is earned on a bi-weekly basis in accordance with Cartiga’s normal payroll practices. As this is a salaried, exempt position the pay is intended to compensate you for all hours worked and is subject to periodic review by Cartiga.

4.	Phantom Equity Awards Forfeiture: In connection with your resignation as an executive officer of the Company, you hereby voluntarily forfeit all share-based award units, whether vested or unvested and whether “Time Vesting Units” or “MOIC Vesting Units” granted to you pursuant to the Company’s Amended and Restated Incentive Compensation Plan dated September 2, 2020, as amended, including but not limited to such units granted pursuant to awards granted as of September 2, 2020, January 25, 2022, September 29, 2022 and December 23, 2022.

5.	Annual Incentive Compensation: You will be eligible to participate in the Company’s discretionary annual incentive bonus program for its fiscal year commencing on October 1, 2025 and subsequent fiscal years during the term of your employment. Your initial target annual bonus will be thirty percent (30%) of your base salary, less applicable taxes and deductions, which is subject to periodic review by the Company. The actual bonus amount may be larger or smaller than the target amount, based upon your individual performance, as well as the overall performance of the Company and may be payable in a combination of cash and phantom equity, all as determined at the sole discretion of the Company. To earn a bonus for a particular fiscal year, you must be actively employed by Cartiga on the date the bonus payment is made.

6.	PFAS Award: The Company hereby grants you an award in the form of cash payments in an amount equal to twenty percent (20%) of any and all fees collected by Cartiga Legal, LLC, the Company’s wholly-owned Arizona alternative business structure subsidiary (the “ABS”), on account of clients that are municipalities pursuant to the consulting agreement dated as of September 12, 2025 by and among the ABS, [***], [***] and [***] as in effect on the date hereof (the “PFAS Award”). The PFAS Award shall vest and be payable upon the following terms and conditions:

(a)	In order for the PFAS Award to vest and for you to receive any payments pursuant to the PFAS Award, you must remain actively employed by the Company through December 31, 2026 (the “Vesting Date”); provided that if (i) the Company terminates your employment without Cause (as defined below) or (ii) you become deceased or disabled (for purposes of the Company’s long-term disability plan), in either case prior to the Vesting Date, the PFAS Award will still vest, contingent in the case of clause (i) on your execution of (and not revoking) an agreement and general release satisfactory to the Company. If you are terminated by the Company for Cause or if you resign from employment for any reason, in either case prior to the Vesting Date, the PFAS Award shall not vest but rather shall be forfeited in its entirety.

(b)	Any amounts accruing pursuant to the PFAS Award prior to the vesting of the PFAS Award in accordance with paragraph (a) above shall be paid to you within thirty (30) days of any such vesting. Following any vesting of the PFAS Award in accordance with paragraph (a) above, amounts earned pursuant to the PFAS Award shall be paid to you within thirty (30) days of the end of the calendar quarter in which such amount was earned. The Company retains the right to withhold from amounts due pursuant to this paragraph any income tax and other taxes and deductions as the Company may, in its sole discretion, deem necessary.

(c)	For purposes hereof, “Cause” means (i) Participant’s indictment for, guilty plea to or confession of guilt of (x) a felony, (y) an act involving material dishonesty or (z) any crime that reasonably could be expected to be injurious to the business, operations, or reputation of the Company or any of its affiliates; (ii) the commission of a fraudulent, illegal or dishonest act, or embezzlement by Participant; (iii) Participant’s willful misconduct or gross negligence that reasonably could be expected to be injurious to the business, operations, or reputation of the Company or any of its affiliates; (iv) a material or repeated (following written notices thereof) violation by Participant of the Company’s written and disseminated policies or procedures in effect from time to time; (v) after a written warning and a reasonable opportunity to cure non-performance, Participant’s repeated failure to perform material duties as assigned from time to time; (vi) any material breach by Participant of any agreement (including any non-competition or other restrictive covenant agreement) between the Company and Participant; or (vii) any breach of fiduciary duty or duty of loyalty owed by Participant to the Company.

7.	Benefits: You are eligible for Cartiga benefits, subject in all cases to any eligibility requirements imposed by the provider and any terms or conditions of the various plans, as amended or discontinued, from time to time. Cartiga’s benefits currently include, Medical, Dental, Vision, Disability, and 401(k) plan. Details of current benefits package (which are subject to change at the sole discretion of Cartiga) are below:

Medical Plan: Cigna with PPO and HSA options available.

Dental, Vision, Short Term, and Long-Term Disability: Cigna and Omaha Life.

Flexible Spending Accounts: Currently managed by isolved Benefits Services – allows for pre-tax dollars to be deducted from your payroll to be used to cover expenses associated with medical, childcare, and transportation costs.

401(k) Information: John Hancock: You are eligible to participate in Cartiga’s 401(k) plan. You are able to manage your account online and update your contributions at any time. Cartiga will currently match 100% of your contribution up to the first 3% of your base salary contributed and 50% of the next 2% contributed.

Paid Time Off: You will be eligible to take time off under Cartiga’s Paid Time Off (PTO) policy, which includes 9 firm holidays per year plus 12 PTO days per full year worked (and prorated in years not worked in full).

Sick Time: You will also be entitled to accrue up to forty (40) hours of paid sick time each calendar year during the term of employment. Sick days may be used for illness or preventative care for both yourself and/or your dependents. Sick leave is forfeited at separation.

8.	Effect on Prior Agreements. This Letter Agreement shall supersede and replace the Prior Letter Agreement in its entirety and the Prior Letter Agreement shall have no force and effect as of the date hereof. This Letter Agreement contains the entire understanding between the parties hereto and supersedes the Prior Letter Agreement and any other prior employment agreement between you and the Company or any predecessor of the Company; provided that (a) except as expressly set forth herein, this Letter Agreement shall not affect or operate to reduce any benefit or compensation inuring to you under another plan, program or agreement (other than an employment agreement) between you and the Company and (b) for the avoidance of doubt, you and the Company acknowledge and agree that the Confidentiality and Restrictive Covenants Agreement dated as of November 8, 2023 by and between you and the Company shall remain in full force and effect.

9.	Terms of Employment. While this Letter Agreement provides you with information about compensation and benefits, neither this Letter Agreement nor any other conversation is intended to create an employment contract. YOU UNDERSTAND AND ACKNOWLEDGE THAT YOUR EMPLOYMENT WITH CARTIGA IS “AT WILL” MEANING THERE IS NO MINIMUM TERM. EITHER PARTY MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME FOR ANY OR NO REASON WITH OR WITHOUT “CAUSE”. Additionally, Cartiga reserves the right to alter your position, duties, title, compensation, or benefits at any time, for any reason or for no reason. While employed by Cartiga, you will be subject to all of its policies and procedures, as they may be amended from time to time.

(Signature Page Immediately Follows)

This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This Letter Agreement shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law.

Please confirm your agreement with the foregoing terms by signing and returning a copy of this Letter Agreement.

/s/ Samuel Wathen

Samuel Wathen

President and Chief Executive Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I, James Brady, understand and agree to the terms of the offer of employment contained in this Letter Agreement.

/s/ James Brady

Employee Signature

James Brady

Employee Name

3/5/2026

Date Accepted